EXHIBIT 10.5
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DIRECTOR COMPENSATION FOR FISCAL 2005
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     For fiscal year 2005, the Company will pay to all directors an annual compensation retainer of $16,000 and also provide supplemental life insurance coverage in varying amounts. In addition, directors who are not officers of the Company will receive $1,000 for each meeting attended. Directors who serve as the chair of the Audit Committee and Compensation Committee receive additional annual compensation of $8,000 and $3,000, respectively. Under the terms of the Company's 1999 Stock Plan for Non-Employee Directors (the "1999 Director Plan"), each outside director of the Company also receives a grant of 5,000 stock options on the date of his initial election to the board of directors and a grant of 2,000 stock options on the date of each annual meeting of shareholders if his term in office is continued. The outside directors are also eligible for the award of common stock in lieu of cash fees under the terms of the 1999 Director Plan.